EXHIBIT 4.1

                              OPTION ONE AGREEMENT

     THIS OPTION AGREEMENT (this "Agreement"), dated as of March 1, 2002 (the "Effective Date"), is between nStor Technologies, Inc. a Delaware corporation
("Optionor"), and Pacific Technology Services, Inc., a Nevada corporation ("Optionee").

        WHEREAS, Optionor desires to grant to Optionee an option to purchase an equity interest in Optionor, subject to the terms and conditions set forth in this Agreement, and

        WHEREAS, there are approximately, but not exceeding, 115 million shares of Optionor's common stock currently issued and outstanding.

        NOW, THEREFORE, in consideration of the premises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. Option Grant. Optionor hereby grants to Optionee a nonassessable option to purchase up to 30 Million newly-issued shares of Optionor's common stock for a purchase price equal to $0.40 per share (the "Option").

     2. Term. The term (the "Term") of the Option shall be nine (9) months commencing on the Effective Date hereof and extending until midnight on November 30, 2002 (the "Expiration Date").

     3. Exercise. Optionee may exercise the Option, in whole or in part, at any time and from time to time during the Term of the Option, by giving Optionor written notice of Optionee's intent to exercise the Option ("Notice"), pursuant to the notice provisions herein.

     4. Closing. The closing (the "Closing") of the exercise of the Option by Optionee shall occur no later than ten (10) calendar days following the date on which notice is deemed to have been received by Optionor pursuant to Paragraph 8 of this Agreement. At each Closing, Optionee shall pay the respective purchase price to Optionor in cash via in one or more wire transfers, or as otherwise agreed, and shall furnish to Optionor an acknowledgement that the shares have been purchased for investment purposes and not with a view of resale. At each Closing, Optionor shall deliver the certificates evidencing the purchased interest and any instruments of transfer necessary to vest in Optionee good and marketable title to the purchased interest. In the event Optionee does not pay the respective purchase price to Optionor within the prescribed ten (10) calendar days, Optionee's right to exercise that number of shares which would have been issued at the Closing shall be deemed to be terminated.

     5. Termination. This Agreement shall automatically terminate without any further action of any party upon the Expiration Date, and no party shall thereafter have any further obligations hereunder.

     6. Representations and Warranties of Optionor. Optionor represents and warrants to Optionee as follows:

          (a) Optionor has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Optionor and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Optionor. This Agreement has been duly and validly executed and delivered by Optionor and constitutes the legal, valid and binding obligation of Optionor, enforceable in accordance with its terms.

          (b) Optionor has, and, on the date of each Closing, Optionor will have, full legal right, power and authority to issue and deliver the purchased interest to Optionee.

          (c) Optionor has reserved, and will maintain at all times during the term of this Agreement, sufficient shares to fulfill the exercise in full of the Option.

          (d) All shares representing purchased interests will, when issued, be duly authorized and validly issued, fully paid and nonassessable.

     7. Representations and Warranties of Optionee. Optionee represents and warrants to Optionor as follows:

          (a) Optionee has had an opportunity to conduct due diligence to Optionee's satisfaction concerning the terms and conditions of the Option and an investment in Optionor.

          (b) Optionee is a sophisticated investor with knowledge and experience in business and financial matters and/or is an accredited investor, within the meaning of the Securities Act of 1933, as amended.

          (c) Upon exercise of the Option, Optionee will acquire the equity in Optionor for investment purposes and not with a view of resale.

          (d) Optionee is an indirect wholly-owned subsidiary of Pacific Electric Wire & Cable Co., Ltd.

     8. Notices. All notices, demands, and other communications required or permitted to be given hereunder shall be deemed to have been duly given and received if in writing and (a) effective immediately if delivered personally; or (b) effective seventy-two (72) hours after mailing if deposited in the United States mail, first class, postage prepaid, registered or certified mail, return receipt requested, addressed as set forth below; or (c) effective after twenty-four (24) hours if sent by facsimile to a party's fax number set forth below and, on the same day, a copy of said notice is sent by a nationally recognized overnight courier (e.g., FedEx, DHL, etc.) to the party at such party's address set forth below:

        If to Optionor:           nStor Technologies, Inc.
                                  10140 Mesa Rim Road
                                  San Diego, CA 92121
                                  Attn: President
                                  Fax No: (858) 458-1613

        With courtesy copy to:    nStor Technologies, Inc.
                                  100 Century Blvd.
                                  West Palm Beach, FL 33417
                                  Attn: H. Irwin Levy
                                  Fax No. (561) 640-3160

        If to Optionee:           Pacific Technology Services, Inc.
                                  2740 N. Dallas Parkway, Suite 200
                                  Plano, TX 75093
                                  Attn: CEO
                                  Fax No. (972) 543-1601

        With courtesy copy to:    Pacific USA Holdings Corp.
                                  2740 N. Dallas Parkway, Suite 200
                                  Plano, TX 75093
                                  Attn: General Counsel
                                  Fax No. (972) 543-1601

        The addresses provided above may be changed by notice given to the other parties in accordance with this Paragraph. A party's failure to provide a courtesy copy shall not invalidate notice otherwise given in accordance with this Paragraph.

     9. Closing Costs. Each of Optionor and Optionee shall pay all of its own fees and expenses in connection with this Agreement and the consummation of the transactions contemplated hereby, including without limitation all accounting, legal and third-party consultants' fees and expenses; provided that Optionor shall pay any transfer taxes that become due in connection with the issuance to Optionee of any purchased interest.

     10. Assignment. The rights and obligations arising under this Agreement may not be assigned without the prior written consent of Optionor, which consent will not be unreasonably withheld; provided that Optionee may, upon notice to and without the prior consent of Optionor, assign its rights and obligations under this Agreement to any affiliate of Optionee. For purposes of this Agreement, an affiliate shall mean any entity owned more than 50% by Pacific USA Holdings Corp., a Texas corporation.

     11. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     12. Severability. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and the unenforceable provision shall be enforced to the extent permitted by law.

     13. Entire Agreement. This Agreement embodies the complete understanding and agreement of each of the parties as to the matters herein. This Agreement may be modified and amended only by an instrument in writing executed by both parties.

     14. Governing Law; Choice of Venue. This Agreement shall be governed by the law of the State of California in all respects. The parties hereto irrevocably and unconditionally submit to the jurisdiction of a federal or state court located in the County of San Diego, and State of California, in connection with any proceedings commenced regarding this Agreement, and all parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings, without regard to any principles of conflicts of laws, and irrevocably waive any objection to venue or inconvenient forum.

     15. Counterparts. This Agreement may be executed by facsimile in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date hereof.

                                          OPTIONOR:
                                          nStor Technologies, Inc.

                                          By: /s/ H. Irwin Levy
                                          Name: H. Irwin Levy
                                          Title: CEO V Chairman of the Board

                                          OPTIONEE:
                                          Pacific Technology Services, Inc.

                                          By: /s/ Winston Chang
                                          Name: Winston Chang
                                          Title: President